Exhibit 99.1
NEWS
The Sherwin-Williams Company	•	101 W. Prospect Avenue	•	Cleveland, Ohio 44115	•	(216) 566-2000

The Sherwin-Williams Company Reports 2023 Year-End and Fourth Quarter Financial Results

CLEVELAND, January 25, 2024 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the year and fourth quarter ended December 31, 2023. All comparisons are to the full year and fourth quarter of the prior year, unless otherwise noted.

SUMMARY

•Consolidated net sales increased 4.1% in the year to a record $23.05 billion
◦Net sales from stores in the Paint Stores Group open more than twelve calendar months increased 6.8% in the year
•Diluted net income per share increased 19.8% to $9.25 per share in the year compared to $7.72 per share in the full year 2022
◦Adjusted diluted net income per share increased to $10.35 per share in the year compared to $8.73 per share in the full year 2022
•Diluted net income per share decreased 6.1% to $1.39 per share and adjusted diluted net income per share decreased 4.2% to $1.81 per share, in the fourth quarter of 2023
•Generated net operating cash of $3.52 billion, or 15.3% of net sales, in the year
•Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) increased 17.5% in the year to $4.24 billion or 18.4% of net sales
•Full year 2024 diluted net income per share guidance in the range of $10.05 to $10.55 per share, including acquisition-related amortization expense of $0.80 per share
◦Full year 2024 adjusted diluted net income per share guidance in the range of $10.85 to $11.35 per share

CEO REMARKS
“Sherwin-Williams delivered solid fourth quarter results, with positive sales growth and significant year-over-year gross margin improvement,” said President and Chief Executive Officer, Heidi G. Petz. “We continued our accelerated growth investments in the quarter, which we are confident will continue to drive profitable above-market growth in future periods. Sales in all three reportable segments were within or better than our guidance. In our architectural businesses, commercial and residential repaint were the strongest performers, while DIY remained challenging. In our industrial businesses, growth varied by division and region, reflecting ongoing choppiness in the market. Paint Stores Group and Performance Coatings Group segment margins expanded year over year.
“For the full year, sales grew to a record $23.05 billion, gross margin expanded to 46.7% (which is well within our current targeted range) and adjusted diluted net income per share increased 18.6% to a record $10.35 per share. We generated strong net operating cash in the year, which enabled us to continue to invest in customer-focused innovation, while returning $2.06 billion to shareholders through dividends and share repurchases. From a segment perspective, Paint Stores Group overcame a difficult demand environment characterized by challenging conditions in new residential and existing home sales markets to deliver high-single digit percentage growth against a low-teens comparison, while also expanding its segment margin. Consumer Brands Group faced weak DIY demand, but grew in its targeted Pros Who Paint market and completed the divestiture of non-core aerosol product lines and its China architectural business. Performance Coatings Group generated sales growth in a market that was highly variable by region and business, further integrated recent acquisitions and delivered strong adjusted segment margin.”
FOURTH QUARTER CONSOLIDATED RESULTS

	Three Months Ended December 31,
	2023	2022	$ Change	% Change
Net sales	$5,252.2	$5,230.5	$21.7	0.4%
Income before income taxes	$474.0	$494.9	$(20.9)	(4.2)%
As a % of net sales	9.0%	9.5%
Net income per share - diluted	$1.39	$1.48	$(0.09)	(6.1)%
Adjusted net income per share - diluted	$1.81	$1.89	$(0.08)	(4.2)%
Consolidated net sales increased primarily due to an increase in Paint Stores Group net sales volume. This growth was partially offset by lower net sales volumes in the Performance Coatings and Consumer Brands Groups.
Income before income taxes decreased primarily due to continued investments in long-term growth strategies, higher employee-related expense, including incentive-based compensation expense, and higher environmental expense, partially offset by moderating raw material costs year-over-year. Higher non-operating costs including a loss related to the significant devaluation of the Argentine Peso in December 2023 as part of economic reforms implemented by the government of Argentina (Argentine Devaluation) and impairment related to trademarks, also decreased Income before income taxes.
Diluted net income per share included charges of $0.19 per share for acquisition-related amortization expense, $0.16 per share related to the Argentine Devaluation and $0.07 associated with impairment related to trademarks.

FOURTH QUARTER SEGMENT RESULTS

Paint Stores Group (PSG)

	Three Months Ended December 31,
	2023	2022	$ Change	% Change
Net sales	$2,944.6	$2,877.0	$67.6	2.3%
Same-store sales (1)	2.1%	15.5%
Segment profit	$567.3	$494.0	$73.3	14.8%
Reported segment margin	19.3%	17.2%
(1)    Same-store sales represents net sales from stores open more than twelve calendar months.

Net sales in PSG increased primarily due to low-single digit percentage net sales volume growth driven by protective and marine, commercial and residential repaint end markets. PSG segment profit increased due to growth in net sales volume and moderating raw material costs, partially offset by continued investments in long-term growth strategies and higher employee-related expenses.

Consumer Brands Group (CBG)

	Three Months Ended December 31,
	2023	2022	$ Change	% Change
Net sales	$692.3	$745.6	$(53.3)	(7.1)%
Segment profit	$3.6	$35.1	$(31.5)	(89.7)%
Reported segment margin	0.5%	4.7%
Adjusted segment profit (1)	$74.7	$95.0	$(20.3)	(21.4)%
Adjusted segment margin	10.8%	12.7%
(1)    Adjusted segment profit equals Segment profit excluding the impact of acquisition-related amortization expense, impairment related to trademarks, the Argentine Devaluation and restructuring costs. In CBG, acquisition-related amortization expense was $16.4 million and $18.8 million in the fourth quarter of 2023 and 2022, respectively, impairment related to trademarks and the loss related to the Argentine Devaluation were $23.9 million and $30.8 million, respectively, in the fourth quarter of 2023 and restructuring costs (including associated impairment related to trademarks) were $41.1 million in the fourth quarter of 2022.

Net sales in CBG decreased primarily due to a mid-single digit percentage decrease in net sales volume due to demand softness in North America and the divestiture of the China architectural business which decreased net sales by approximately 3% year-over-year, offset by increases in Latin America and Europe. CBG segment profit decreased primarily due to lower net sales volume and higher foreign currency transaction losses driven primarily by the Argentine Devaluation of $30.8 million. These decreases were offset by benefits from moderating raw material costs. Acquisition-related amortization expense reduced segment profit as a percent of net sales by 240 basis points compared to 250 basis points in the fourth quarter of 2022, impairment related to trademarks reduced segment profit as a percent of net sales by 340 basis points in the fourth quarter of 2023, the loss related to the Argentine Devaluation reduced segment profit as a percent of net sales by 450 basis points in the fourth quarter of 2023 and restructuring costs reduced segment profit as a percent of net sales by 550 basis points in the fourth quarter of 2022.

Performance Coatings Group (PCG)

	Three Months Ended December 31,
	2023	2022	$ Change	% Change
Net sales	$1,614.2	$1,607.4	$6.8	0.4%
Segment profit	$220.3	$157.3	$63.0	40.1%
Reported segment margin	13.6%	9.8%
Adjusted segment profit (1)	$278.7	$229.0	$49.7	21.7%
Adjusted segment margin	17.3%	14.2%
(1)    Adjusted segment profit equals Segment Profit excluding the impact of acquisition-related amortization expense, the Argentine Devaluation and restructuring costs. In PCG, acquisition-related amortization expense was $47.4 million and $49.5 million in the fourth quarter of 2023 and 2022, respectively, the loss related to the Argentine Devaluation was $11.0 million in the fourth quarter of 2023 and restructuring costs were $22.2 million in the fourth quarter of 2022.
Net sales in PCG increased primarily due to acquisitions and favorable currency translation, which both increased net sales by a low-single digit percentage. Growth was led by the Industrial Wood including acquisitions, Coil and Automotive Refinish businesses, offset by decreases in the Packaging and General Industrial businesses. PCG segment profit increased primarily as a result of moderating raw material costs, partially offset by lower net sales volume, an increase in selling costs and the Argentine Devaluation of $11.0 million. Acquisition-related amortization expense reduced segment profit as a percent of net sales by 300 basis points compared to 310 basis points in the fourth quarter of 2022, the loss related to the Argentine Devaluation reduced segment profit as a percent of net sales by 70 basis points in the fourth quarter of 2023 and restructuring costs reduced segment profit as a percent of net sales by 130 basis points in the fourth quarter of 2022.

LIQUIDITY AND CASH FLOW
The Company generated $3.52 billion in net operating cash during the year. This strong cash generation allowed the Company to return cash of $2.06 billion to our shareholders in the form of dividends and share repurchases, reduce short-term borrowings and long-term debt and fund the acquisition of German-based SIC Holding GmbH, a Peter Möhrle Holding venture comprised of Oskar Nolte GmbH and Klumpp Coatings GmbH during the year. The Company purchased 5.6 million shares of its common stock during the year. At December 31, 2023, the Company had remaining authorization to purchase 39.6 million shares of its common stock through open market purchases.

2024 GUIDANCE

	First Quarter	Full Year
	2024	2024
Net sales	Up or down low-single digit %	Up low to mid-single digit %
Effective tax rate		Low twenty percent
Diluted net income per share		$10.05	-	$10.55
Adjusted diluted net income per share (1)		$10.85	-	$11.35
(1)    Excludes $0.80 per share of acquisition-related amortization expense.

“We enter 2024 with confidence in our team’s ability to outperform the market given our customer-focused differentiated services and solutions,” said Ms. Petz. “These solutions drive customer productivity and profitability and position us to create value in any environment. Our strategy is proven and unchanged, and we have the right people, the right culture and the right brands to deliver. While the macro environment feels more encouraging than it did a year ago, uncertainties remain. We expect to see some recovery in new residential construction, moderation in commercial construction, choppiness in repair and remodel and few catalysts in DIY. We expect Auto Refinish and Protective & Marine demand to remain strong and gradual improvement in Industrial Wood and Packaging, with less clarity in General Industrial. As we look at our entire cost basket, we see modest raw material deflation, though continued escalation of wages and other costs has led us to implement a 5% price increase in Paint Stores Group effective February 1. We expect gross margin expansion, and strong cash generation will enable us to remain committed to our disciplined capital allocation approach.
“Against this backdrop, we expect first quarter 2024 consolidated net sales will be up or down a low-single digit percentage compared to the first quarter of 2023. For the full year 2024, based on the indicators we see at this time, we expect consolidated net sales to be up a low to mid single digit percentage. With annual sales at this level, we are introducing adjusted diluted net income per share guidance of $10.85 to $11.35 per share, which represents 7% growth from 2023 at the mid-point. We remain steadfast in our focus on maximizing shareholder value.”

CONFERENCE CALL INFORMATION
The Company will conduct a conference call to discuss its financial results for the fourth quarter and full year 2023, and its outlook for the first quarter and full year 2024, at 11:00 a.m. EST on Thursday, January 25, 2024. Participating on the call will be President and Chief Executive Officer, Heidi G. Petz, along with other senior executives.
The conference call will be webcast simultaneously in the listen only mode by Issuer Direct. To listen to the webcast on the Sherwin-Williams website, click on https://investors.sherwin-williams.com/financials/quarterly-results/, then click on the webcast icon following the reference to the Q4 webcast. An archived replay of the webcast will be available at https://investors.sherwin-williams.com/financials/quarterly-results/ beginning approximately two hours after the call ends.

ABOUT THE SHERWIN-WILLIAMS COMPANY
Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paint, coatings and related products to professional, industrial, commercial, and retail customers. The Company manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson's® WaterSeal®, Cabot® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 5,000 Company-operated stores and branches, while the Company's other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This press release contains "forward-looking statements," as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. Forward-looking statements can be identified by the use of forward-looking words such as "believe," "expect," "estimate," "may," "will," "should," "project," "could," "would," "plan," "goal," "target," "potential," "seek," "intend," "aspire," “strive” or "anticipate" or the negative thereof or comparable words. Any statements that refer to expectations, projections or other characterizations of future events or conditions, are forward-looking statements. Forward-looking statements are based upon management's current expectations, predictions, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside the control of the Company and actual results may differ materially from such statements and from the Company's historical performance, results and experience. These risks, uncertainties and other factors include such things as: general business conditions, including strength of retail and manufacturing economies and growth in the coatings industry; adverse changes in general economic conditions, including the inflationary environment, global credit markets, and currency fluctuations; any disruption in the availability of, or increases in the price of, raw material and energy supplies; catastrophic events, natural disasters or public health crises; losses of or changes in the Company's relationships with customers and suppliers; the Company's ability to successfully compete and integrate past and future acquisitions; the Company’s ability to achieve expected benefits of restructuring and productivity initiatives; cybersecurity incidents and other disruptions to our information technology systems and operations; the Company's ability to protect our reputation, image and brands by successfully managing real or perceived issues, including successfully enforcing our intellectual property rights; the Company's ability to attract and retain a qualified global workforce; compliance with current, new and evolving federal, state and local laws and regulations in multiple jurisdictions; the Company's ability to execute on our business strategies related to environmental, social, and governance matters, and achieve related expectations; the nature, cost, quantity and outcome of pending and future litigation and other claims; and other risks, uncertainties and factors described from time to time in the Company's reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACTS:

Jim Jaye
Senior Vice President, Investor Relations & Corporate Communications
Direct: 216.515.8682
investor.relations@sherwin.com

Eric Swanson
Vice President, Investor Relations
Direct: 216.566.2766
investor.relations@sherwin.com

MEDIA CONTACT:

Julie Young
Vice President, Global Corporate Communications
Direct: 216.515.8849
corporatemedia@sherwin.com

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)
(millions of dollars, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net sales	$5,252.2	$5,230.5	$23,051.9	$22,148.9
Cost of goods sold	2,703.5	2,996.7	12,293.8	12,823.8
Gross profit	2,548.7	2,233.8	10,758.1	9,325.1
Percent to net sales	48.5%	42.7%	46.7%	42.1%
Selling, general and administrative expenses	1,855.9	1,638.6	7,065.4	6,331.6
Percent to net sales	35.3%	31.3%	30.6%	28.6%
Other general expense (income) - net	27.2	(17.4)	67.1	(24.9)
Impairment	23.9	15.5	57.9	15.5
Interest expense	94.6	108.3	417.5	390.8
Interest income	(9.4)	(3.2)	(25.2)	(8.0)
Other expense (income) - net	82.5	(2.9)	65.5	47.0
Income before income taxes	474.0	494.9	3,109.9	2,573.1
Income taxes	117.8	108.6	721.1	553.0
Net income	$356.2	$386.3	$2,388.8	$2,020.1

Net income per common share:
Basic	$1.40	$1.50	$9.35	$7.83
Diluted	$1.39	$1.48	$9.25	$7.72

Weighted average shares outstanding:
Basic	254.0	257.5	255.4	258.0
Diluted	256.9	260.4	258.3	261.8

The Sherwin-Williams Company and Subsidiaries
Business Segments (Unaudited)
(millions of dollars)

	2023		2022
	Net	Segment	Net	Segment
	External	Profit	External	Profit
	Sales	(Loss)	Sales	(Loss)
Three Months Ended December 31:
Paint Stores Group	$2,944.6	$567.3	$2,877.0	$494.0
Consumer Brands Group	692.3	3.6	745.6	35.1
Performance Coatings Group	1,614.2	220.3	1,607.4	157.3
Administrative	1.1	(317.2)	0.5	(191.5)
Consolidated totals	$5,252.2	$474.0	$5,230.5	$494.9

Year Ended December 31:
Paint Stores Group	$12,839.5	$2,860.8	$11,963.3	$2,348.1
Consumer Brands Group	3,365.6	309.3	3,388.4	314.2
Performance Coatings Group	6,843.1	991.6	6,793.5	734.9
Administrative	3.7	(1,051.8)	3.7	(824.1)
Consolidated totals	$23,051.9	$3,109.9	$22,148.9	$2,573.1

The Sherwin-Williams Company and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$276.8	$198.8
Accounts receivable, net	2,467.9	2,563.6
Inventories	2,329.8	2,626.5
Other current assets	438.4	518.8
Total current assets	5,512.9	5,907.7
Property, plant and equipment, net	2,836.8	2,207.0
Goodwill	7,626.0	7,583.2
Intangible assets	3,880.5	4,002.0
Operating lease right-of-use assets	1,887.4	1,866.8
Other assets	1,210.8	1,027.3
Total assets	$22,954.4	$22,594.0

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$374.2	$978.1
Accounts payable	2,315.0	2,436.5
Compensation and taxes withheld	862.7	784.5
Accrued taxes	197.4	197.4
Current portion of long-term debt	1,098.8	0.6
Current portion of operating lease liabilities	449.3	425.3
Other accruals	1,329.5	1,138.3
Total current liabilities	6,626.9	5,960.7
Long-term debt	8,377.9	9,591.0
Postretirement benefits other than pensions	133.2	139.3
Deferred income taxes	683.1	681.6
Long-term operating lease liabilities	1,509.5	1,512.9
Other long-term liabilities	1,908.0	1,606.4
Shareholders’ equity	3,715.8	3,102.1
Total liabilities and shareholders’ equity	$22,954.4	$22,594.0

Regulation G Reconciliations
Management of the Company utilizes certain financial measures that are not in accordance with U.S. generally accepted accounting principles (US GAAP) to analyze and manage the performance of the business. Management provides non-GAAP information in reporting its financial results to give investors additional data to evaluate the Company's operations. Management does not, nor does it suggest investors should, consider such non-GAAP measures in isolation from, or in substitution for, financial information prepared in accordance with US GAAP.
Management believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per share excluding items related to the previously announced Restructuring Plan, impairment related to trademarks, the loss related to the devaluation of the Argentine Peso and Valspar acquisition-related amortization expense. This adjusted earnings per share measurement is not in accordance with US GAAP. It should not be considered a substitute for earnings per share computed in accordance with US GAAP and may not be comparable to similarly titled measures reported by other companies. The following tables reconcile diluted net income per share computed in accordance with US GAAP to adjusted diluted net income per share.

							Year Ended
	Three Months Ended			Year Ended			December 31, 2024
	December 31, 2023			December 31, 2023			(after-tax guidance)
	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax	Low	High
Diluted net income per share			$1.39			$9.25	$10.05	$10.55

Items related to Restructuring Plan:
Severance and other	$—	$—	—	$.06	$.02	.04
Impairment of assets related to China divestiture	—	—	—	.13	.08	.05
Gain on divestiture of domestic aerosol business	—	—	—	(.08)	(.02)	(.06)
Discrete income tax expense related to China divestiture (1)	—	—	—	—	(.06)	.06
Total	—	—	—	.11	.02	.09	—	—
Impairment related to trademarks	.09	.02	.07	.09	.02	.07
Devaluation of the Argentine Peso	.16	—	.16	.16	—	.16
Acquisition-related amortization expense (2)	.25	.06	.19	1.03	.25	.78	.80	.80
Adjusted diluted net income per share			$1.81			$10.35	$10.85	$11.35

	Three Months Ended			Year Ended
	December 31, 2022			December 31, 2022
	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax
Diluted net income per share			$1.48			$7.72

Items related to Restructuring Plan:
Severance and other	$.18	$.03	.15	$.18	$.03	.15
Impairment	.06	.01	.05	.06	.01	.05
Total	.24	.04	.20	.24	.04	.20
Acquisition-related amortization expense (2)	.26	.05	.21	1.06	.25	.81
Adjusted diluted net income per share			$1.89			$8.73
(1)    The tax effect is calculated based on the statutory rate and the nature of the item, unless otherwise noted.
(2)    Acquisition-related amortization expense consists primarily of the amortization of intangible assets related to the Valspar acquisition and is included within Selling, general and administrative expenses.

Management believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of EBITDA, which is a non-GAAP financial measure defined as Net income before Income taxes and Interest expense, depreciation and amortization, as well as Adjusted EBITDA, which is a non-GAAP financial measure that excludes certain adjustments, such as items related to the previously announced Restructuring Plan, impairment related to trademarks and the loss related to the devaluation of the Argentine Peso. Management considers EBITDA and Adjusted EBITDA useful in understanding the operating performance of the Company. The reader is cautioned that the Company’s EBITDA and Adjusted EBITDA should not be compared to other companies unknowingly. Further, EBITDA and Adjusted EBITDA should not be considered alternatives to Net income or net operating cash as an indicator of operating performance or as a measure of liquidity. The following tables reconcile Net income computed in accordance with US GAAP to EBITDA and Adjusted EBITDA, as applicable.

(millions of dollars)
	Three Months	Three Months	Three Months	Three Months	Year
	Ended	Ended	Ended	Ended	Ended
	March 31, 2023	June 30, 2023	September 30, 2023	December 31, 2023	December 31, 2023
Net income	$477.4	$793.7	$761.5	$356.2	$2,388.8
Interest expense	109.3	111.7	101.9	94.6	417.5
Income taxes	137.4	218.4	247.5	117.8	721.1
Depreciation	70.4	75.7	71.9	74.3	292.3
Amortization	83.7	83.0	83.5	80.0	330.2
EBITDA	$878.2	$1,282.5	$1,266.3	$722.9	$4,149.9
Restructuring expense	0.9	8.7	—	—	9.6
Impairment related to Restructuring Plan	—	34.0	—	—	34.0
Gain on divestiture of domestic aerosol business	—	(20.1)	—	—	(20.1)
Impairment related to trademarks	—	—	—	23.9	23.9
Devaluation of the Argentine Peso	—	—	—	41.8	41.8
Adjusted EBITDA	$879.1	$1,305.1	$1,266.3	$788.6	$4,239.1

	Three Months	Three Months	Three Months	Three Months	Year
	Ended	Ended	Ended	Ended	Ended
	March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022	December 31, 2022
Net income	$370.8	$577.9	$685.1	$386.3	$2,020.1
Interest expense	88.4	92.9	101.2	108.3	390.8
Income taxes	90.3	162.0	192.1	108.6	553.0
Depreciation	65.5	64.8	64.5	69.2	264.0
Amortization	78.0	78.5	81.3	79.3	317.1
EBITDA	$693.0	$976.1	$1,124.2	$751.7	$3,545.0
Restructuring expense	—	—	—	47.3	47.3
Impairment related to Restructuring Plan	—	—	—	15.5	15.5
Adjusted EBITDA	$693.0	$976.1	$1,124.2	$814.5	$3,607.8

The Sherwin-Williams Company and Subsidiaries
Selected Information (Unaudited)
(millions of dollars, except store count data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Depreciation	$74.3	$69.2	$292.3	$264.0
Capital expenditures	319.5	233.8	888.4	644.5
Cash dividends	155.3	155.6	623.7	618.5
Amortization of intangibles	80.0	79.3	330.2	317.1

Significant components of Other general expense (income) - net
Provisions for environmental related matters - net	$28.0	$(18.2)	$80.7	$(7.1)
(Gain) on divestiture of businesses	—	—	(20.1)	—
Loss (gain) on sale or disposition of assets	9.0	0.8	0.9	(17.8)
Other	(9.8)	—	5.6	—

Significant components of Other expense (income) - net
Loss on extinguishment of debt	$12.8	$—	$12.8	$—
Investment (gains) losses	(3.7)	(6.3)	(22.9)	9.7
Net expense from banking activities	4.1	3.2	15.0	12.2
Foreign currency transaction related losses - net (1)	55.8	4.1	80.5	33.6
Other (2)	13.5	(3.9)	(19.9)	(8.5)

Store Count Data
Paint Stores Group - net new stores	34	39	70	75
Paint Stores Group - total stores	4,694	4,624	4,694	4,624
Consumer Brands Group - net new stores	2	1	11	(3)
Consumer Brands Group - total stores	318	307	318	307
Performance Coatings Group - net new branches	4	34	5	35
Performance Coatings Group - total branches	322	317	322	317

(1) The three months and year ended December 31, 2023 includes the $41.8 million loss related to the devaluation of the Argentine Peso.
(2) Consists of items of revenue, gains, expenses and losses unrelated to the primary business purpose of the Company.